UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2005
LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31103	33-0723123

(Commission File Number)	(IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)
(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On August 9, 2005, Lexar Media, Inc. (“Lexar”) filed its Quarterly Report on Form 10-Q for its fiscal quarter ended July 1, 2005 (the “Form 10-Q”). In the Form 10-Q, Lexar reported certain financial information that differed from the financial information presented in its press release dated July 28, 2005 and in its earnings call that occurred that day. During the final review of Lexar’s quarterly results, clarifying information became available relating to inventory balances held by one of its customers. As a result of this clarifying information, Lexar recorded an additional $2.6 million in product revenues. The change also impacted Lexar’s cost of product revenue, gross margin, total operating expenses, loss from operations, loss before income taxes and net loss. A table illustrating the changes to Lexar’s Unaudited Condensed Consolidated Statement of Operations for the fiscal quarter ended July 1, 2005 as a result of the recording of this change is set forth below.

	Three months ended
	July 1,		July 1,
	2005		2005
	Originally
	reported	Change	Revised
Net revenues:
Product revenues	$188,315	$2,554	$190,869
License and royalty revenues	954		954

Total net revenues	189,269	2,554	191,823
Cost of product revenues	163,570	2,349	165,919

Gross margin	25,699	205	25,904

Operating expenses:
Research and development	2,953		2,953
Sales and marketing	16,158	61	16,219
General and administrative	8,808		8,808

Total operating expenses	27,919	61	27,980

Loss from operations	(2,220)	144	(2,076)
Other income (expense):
Interest and other expense	(1,369)		(1,369)
Interest and other income	459		459
Foreign exchange gain (loss), net	(236)		(236)

Total other income (expense)	(1,146)	—	(1,146)

Loss before income taxes	(3,366)	144	(3,222)
Income taxes	1,704		1,704

Net loss	$(5,070)	$144	$(4,926)

Net loss per common share — basic and diluted:	$(0.06)	$(0.00)	$(0.06)

Shares used in computing net loss per common share — basic and diluted:	79,837	79,837	79,837

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.
Date: August 17, 2005	By:	/s/ Brian T. McGee
Brian T. McGee
Chief Financial Officer and Vice President, Finance

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